CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Performance Leveraged Upside Securities due 2012	$4,047,000	$225.82

April 2009 Pricing Supplement No. 92 Registration Statement No. 333-156423 Dated April 23, 2009 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in Equities
Buffered PLUS based on a Basket of Equity Indices and Shares due April 30, 2012
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment of only 10% of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement.  At maturity, investors will receive the stated principal amount of the Buffered PLUS plus upside performance of the assets, subject to a maximum payment at maturity.  At maturity, if the assets have depreciated in value, (i) if the assets have not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the assets have declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes Program.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	April 30, 2012
Original issue price:	$10 per Buffered PLUS
Stated principal amount:	$10 per Buffered PLUS
Pricing date:	April 23, 2009
Original issue date:	April 30, 2009 (5 business days after the pricing date)
Aggregate principal amount:	$4,047,000
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	S&P 500® Index (the “SPX Index”)	SPX	55.00%	866.23	0.063493529
	Shares of the iShares® FTSE/Xinhua China 25 Index Fund (the “FXI Shares”)	FXI	15.75%	32.32	0.487314356
	Dow Jones EURO STOXX 50® Index (the “SX5E Index”)	SX5E	11.25%	2,319.89	0.004849368
	Shares of the iShares® S&P Latin America 40 Index Fund (the “ILF Shares”)	ILF	11.25%	29.79	0.377643505
	Nikkei 225 Index (the “NKY Index”)	NKY	6.75%	8,707.99	0.000775150
	We refer to the SPX Index, the SX5E Index and the NKY Index, collectively, as the underlying indices, and the FXI Shares and the ILF Shares, collectively, as the underlying shares.
Payment at maturity (per Buffered PLUS):	▪ If the final basket value is greater than the initial basket value: $10 + the leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10%: $10

▪  If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10%:
($10 x the basket performance factor) + $1.00
This amount will be less than the stated principal amount of $10.  However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

Leveraged upside payment:	$10 x leverage factor x basket percent increase
Leverage factor:	200%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Buffer amount:	10%
Maximum payment at maturity:	$18.40 per Buffered PLUS (184% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Initial basket value:
100, which is equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket – Initial basket component value” above, and the applicable multipliers for each of the basket components.  The initial basket component values for each of the basket components were determined on the business day immediately following the pricing date.

Final basket value:	The basket closing value on the valuation date.
Valuation date:	April 25, 2012, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events.
Basket closing value:
The basket closing value on any date is the sum of the products of the basket component closing values of each of the basket components and the applicable multipliers for each of the basket components.

Basket component closing value:
In the case of each of the underlying indices, the index closing value as published under Bloomberg ticker symbol “SPX,” “SX5E” or “NKY,” respectively, or any respective successor symbol.  In the case of each of the underlying shares, the closing price of one such underlying share times the relevant adjustment factor for such underlying shares.

Multiplier:
The multiplier was set on the business day immediately following the pricing date based on each basket component’s respective initial basket component value so that each basket component is reflected in the predetermined initial basket value in accordance with its applicable basket component weighting and will remain constant for the term of the Buffered PLUS.  See “Basket – Multiplier” above.

Adjustment factor:	For each of the underlying shares, 1.0, subject to adjustment for certain events affecting such underlying shares.
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617483375
ISIN:	US6174833755
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$10	$0.20	$9.80
Total	$4,047,000	$80,940	$3,966,060
(1)      For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

Buffered PLUS based on a Basket of Equity Indices and Shares due April 30, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the value of the underlying basket on the valuation date.  Under no circumstances will the payment at maturity on the Buffered PLUS be less than $1.00 per Buffered PLUS.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April 23, 2009	April 30, 2009 (5 business days after the pricing date)	April 30, 2012, subject to postponement due to market disruption events
Key Terms
Issuer:	Morgan Stanley
Original issue price:	$10 per Buffered PLUS
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 and integral multiples thereof
Interest:	None
Aggregate principal amount:	$4,047,000
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	S&P 500® Index (the “SPX Index”)	SPX	55.00%	866.23	0.063493529
	Shares of the iShares® FTSE/Xinhua China 25 Index Fund (the “FXI Shares”)	FXI	15.75%	32.32	0.487314356
	Dow Jones EURO STOXX 50® Index (the “SX5E Index”)	SX5E	11.25%	2,319.89	0.004849368
	Shares of the iShares® Latin America 40 Index Fund (the “ILF Shares”)	ILF	11.25%	29.79	0.377643505
	Nikkei 225 Index (the “NKY Index”)	NKY	6.75%	8,707.99	0.000775150
	We refer to the SPX Index, the SX5E Index and the NKY Index, collectively, as the underlying indices, and the FXI Shares and the ILF Shares, collectively, as the underlying shares.
Payment at maturity (per Buffered PLUS):	▪ If the final basket value is greater than the initial basket value: $10 + the leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10%:
$10
▪ If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10%:

($10 x the basket performance factor) + $1.00
This amount will be less than the stated principal amount of $10.  However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

Leveraged upside payment:	$10 x leverage factor x basket percent increase
Leverage factor:	200%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Buffer amount:	10%
Maximum payment at maturity:	$18.40 per Buffered PLUS (184% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Initial basket value:
100, which is equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket – Initial basket component value” above, and the applicable multipliers for each of the basket components.  The initial basket component values for

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Buffered PLUS based on a Basket of Equity Indices and Shares due April 30, 2012
Buffered Performance Leveraged Upside SecuritiesSM

each of the basket components were determined on the business day immediately following the pricing date.
Final basket value:	The basket closing value on the valuation date.
Valuation date:	April 25, 2012, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events.
Basket closing value:
The basket closing value on any date is the sum of the products of the basket component closing values of each of the basket components and the applicable multipliers for each of the basket components.

Basket component closing value:
In the case of each of the underlying indices, the index closing value as published under Bloomberg ticker symbol “SPX,” “SX5E” or “NKY,” respectively, or any respective successor symbol.  In the case of each of the underlying shares, the closing price of one such underlying share times the relevant adjustment factor for such underlying shares.

Multiplier:
The multiplier was set on the business day immediately following the pricing date based on each basket component’s respective initial basket component value so that each basket component is reflected in the predetermined initial basket value in accordance with its applicable basket component weighting and will remain constant for the term of the Buffered PLUS.  See “Basket – Multiplier” above.

Adjustment factor:	For each of the underlying shares, 1.0, subject to adjustment for certain events affecting such underlying shares.
Postponement of maturity date:
If the valuation date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 7.

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617483375
ISIN:	US6174833755
Minimum ticketing size:	100 Buffered PLUS
Bull market or bear market Buffered PLUS:	Bull Market Buffered PLUS
Tax considerations:
Although the issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.

▪ Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any gain or loss recognized upon sale, exchange or settlement of a Buffered PLUS should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at such time.

Because the Buffered PLUS is linked to shares of exchange-traded funds, although the matter is not clear, there is a substantial risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the Buffered PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section of the accompanying prospectus supplement for PLUS called “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the PLUS – Possible Application of Section 1260 of the Code” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It

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Buffered PLUS based on a Basket of Equity Indices and Shares due April 30, 2012
Buffered Performance Leveraged Upside SecuritiesSM

also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the business day immediately following the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in the underlying shares, in futures or options contracts on the underlying indices or the underlying shares, and in any component stocks of the underlying indices or the underlying shares listed on major securities markets.  Such purchase activity could have increased the initial basket component values of the basket components, and, therefore, could have increased the values at which the basket components must close on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Buffered PLUS based on a Basket of Equity Indices and Shares due April 30, 2012
Buffered Performance Leveraged Upside SecuritiesSM

How the Buffered PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	200%
Buffer amount:	10%
Maximum payment at maturity:	$18.40 per Buffered PLUS (184% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

▪
If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus 200% of the appreciation of the underlying basket over the term of the Buffered PLUS, subject to the maximum payment at maturity of $18.40 per Buffered PLUS.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final basket value of 142% of the initial basket value.

▪
If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $10 per Buffered PLUS.

▪
If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying basket from the initial basket value, plus the buffer amount of 10%.  The minimum payment at maturity is $1.00 per Buffered PLUS.

▪	For example, if the underlying basket depreciates 35%, investors would lose 25% of their principal and receive only $7.50 per Buffered PLUS at maturity, or 75% of the stated principal amount.

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Buffered PLUS based on a Basket of Equity Indices and Shares due April 30, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing value of the underlying basket on the valuation date, as determined as follows:

If the final basket value is greater than the initial basket value:

$10    +    leveraged upside payment; subject to the maximum payment at maturity.

If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10%:

the stated principal amount of $10

If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10%:

($10    X    basket performance factor)  +    $1.00

Because in this case the basket performance factor will be less than 0.9, the payment at maturity for each Buffered PLUS will be less than the stated principal amount of $10.

Under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

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Buffered PLUS based on a Basket of Equity Indices and Shares due April 30, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪
Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Morgan Stanley.  If the final basket value is less than 90% of the initial basket value, the payout at maturity will be an amount in cash that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the value of the underlying basket, plus $1.00 per Buffered PLUS.

▪
Appreciation potential is limited.  The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $18.40, or 184% of the stated principal amount.  Although the leverage factor provides 200% exposure to any increase in the value of the underlying basket at maturity, because the payment at maturity will be limited to 184% of the stated principal amount for the Buffered PLUS, any increase in the final basket value over the initial basket value by more than 42% of the initial basket value will not increase the return on the Buffered PLUS.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the basket components, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
The basket is weighted heavily in the S&P 500 Index and changes in the value of one or more of the basket components may offset each other.  Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases in value, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the basket components’ performance on the valuation date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.  Furthermore, the basket is not equally weighted among the basket components.  The S&P 500 Index is weighted at 55% of the basket and accordingly constitutes a majority of the basket.  Decreases in the value of a more heavily weighted basket component, such as the S&P 500 Index, could moderate or wholly offset increases in the values of the less heavily weighted basket components.

▪
Investing in the Buffered PLUS is not equivalent to investing in the basket components.  Investing in the Buffered PLUS is not equivalent to investing directly in the basket components or any of the component stocks of the underlying indices.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or stocks that constitute the underlying indices.

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Buffered PLUS based on a Basket of Equity Indices and Shares due April 30, 2012
Buffered Performance Leveraged Upside SecuritiesSM

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the cost of hedging our obligations under the Buffered PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  All basket components except the S&P 500 Index, which together account for 45% of the underlying basket, are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “Commission”), and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The value of the underlying shares is subject to currency exchange risk.  Because the prices of the FXI Shares and the ILF Shares, which together account for 27% of the underlying basket, are related to the U.S. dollar value of stocks underlying the FTSE/Xinhua China 25 Index and the S&P Latin America 40 Index, respectively, holders of the Buffered PLUS will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the FTSE/Xinhua China 25 Index and the S&P Latin America 40 Index, the value of the respective underlying shares will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

▪	existing and expected rates of inflation;

▪	existing and expected interest rate levels;

▪	the balance of payments; and

▪	the extent of governmental surpluses or deficits in the relevant countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in these indices and the United States and other countries important to international trade and finance.

▪
Adjustments to the underlying indices could adversely affect the value of the Buffered PLUS.  The publisher of each of the underlying indices can add, delete or substitute the stocks underlying the respective indices, and can make other methodological changes that could change the value of the relevant underlying index.  Any of these actions could adversely affect the value of the Buffered PLUS.  In addition, the publisher of each of the underlying indices may discontinue or suspend calculation or publication of the respective indices at any time.  In these

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Buffered PLUS based on a Basket of Equity Indices and Shares due April 30, 2012
Buffered Performance Leveraged Upside SecuritiesSM

circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payment at maturity on the Buffered PLUS will be an amount based on the closing prices at maturity of the securities constituting the relevant underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the relevant underlying index last in effect prior to discontinuance of such index.

▪
Adjustments to the underlying shares, the FTSE/Xinhua China 25 Index or the S&P Latin America 40 Index could adversely affect the value of the Buffered PLUS.  Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® FTSE/Xinhua China 25 Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  BGFA is also the investment adviser to the iShares® S&P Latin America 40 Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Latin America 40 Index.  FTSE Xinhua Index Limited is responsible for calculating and maintaining the FTSE/Xinhua China 25 Index.  Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), is responsible for calculating and maintaining the S&P Latin America 40 Index.  FTSE Xinhua Index Limited and S&P can add, delete or substitute the stocks underlying the FTSE/Xinhua China 25 Index or the S&P Latin America 40 Index, respectively, and make other methodological changes that could change the value of the respective indices.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® FTSE/Xinhua China 25 Index Fund or the iShares® S&P Latin America 40 Index Fund, respectively.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS.

▪
The underlying shares may not track the FTSE/Xinhua China 25 Index or the S&P Latin America 40 Index, respectively.  The performance of the respective underlying shares may not exactly replicate the performance of the FTSE/Xinhua China 25 Index or the S&P Latin America 40 Index, respectively, because the iShares® FTSE/Xinhua China 25 Index Fund and the iShares® S&P Latin America 40 Index Fund will reflect transaction costs and fees that are not included in the calculation of the FTSE/Xinhua China 25 Index or the S&P Latin America 40 Index, respectively.  It is also possible that the iShares® FTSE/Xinhua China 25 Index Fund and the iShares® S&P Latin America 40 Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the relevant indices due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in each fund, differences in trading hours between the iShares® FTSE/Xinhua China 25 Index Fund and the FTSE/Xinhua China 25 Index or between the iShares® S&P Latin America 40 Index Fund and the S&P Latin America 40 Index, or due to other circumstances.  BGFA may invest up to 10% of the assets of the iShares® FTSE/Xinhua China 25 Index Fund and the iShares® S&P Latin America 40 Index Fund, respectively, in securities not included in the relevant indices tracked by the respective funds but which BGFA believes will help the respective funds track the relevant indices, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BGFA.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Buffered PLUS may be materially and adversely affected.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If MS & Co. were not to make a market in the Buffered PLUS, it is

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likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
Economic interests of the calculation agent and other affiliates of the issuer may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS.  As calculation agent, MS & Co. will determine the final basket value and calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the closing value of any of the underlying indices in the event of a discontinuance of the relevant underlying index, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Buffered PLUS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the Buffered PLUS (and to other instruments linked to the basket components or component stocks of the underlying indices, the FTSE/Xinhua China 25 Index or the S&P Latin America 40 Index), including trading in the stocks that constitute the underlying indices, the FTSE/Xinhua China 25 Index or the S&P Latin America 40 Index as well as in other instruments related to the basket components.  MS & Co. and some of our other subsidiaries also trade the stocks that constitute the underlying indices, the FTSE/Xinhua China 25 Index or the S&P Latin America 40 Index and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the business day immediately following the pricing date could have increased the initial basket component values of the basket components and, therefore, could have increased the value at which the basket components must close on the valuation date before an investor would receive a payment at maturity that exceeds the stated principal amount of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the value of the basket components on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

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Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information About the Basket Components

The S&P 500® Index
The S&P 500® Index.  The S&P 500 Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500 Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500 Index, see the information set forth under “Annex A––Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for PLUS.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Annex A––Underlying Indices and Underlying Index Publishers Information—S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying prospectus supplement for PLUS.

The Dow Jones EURO STOXX 50® Index
The Dow Jones EURO STOXX 50® Index.  The Dow Jones Euro STOXX 50 Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company, Inc. and SWX Swiss Exchange.  Publication of the Dow Jones EURO STOXX 50 Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991.  The Dow Jones EURO STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the Dow Jones EURO STOXX 50 Index, see the information set forth under “Annex A––Underlying Indices and Underlying Index Publishers Information—Dow Jones EURO STOXX 50® Index” in the accompanying prospectus supplement for PLUS.

License Agreement between STOXX Limited and Morgan Stanley.  “Dow Jones EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  See “Annex A––Underlying Indices and Underlying Index Publishers Information—Dow Jones EURO STOXX 50® Index—License Agreement between STOXX Limited and Morgan Stanley” in the accompanying prospectus supplement for PLUS.

The Nikkei 225 Index
The Nikkei 225 Index.  The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.) that measures the composite price performance of selected Japanese stocks.  The Nikkei 225 Index currently is based on the 225 underlying stocks trading on the Tokyo Stock Exchange representing a broad cross-section of Japanese industries.  The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. For additional information about the Nikkei 225 Index, see the information set forth under “Annex A––Underlying Indices and Underlying Index Publishers Information—Nikkei 225 Index” in the accompanying prospectus supplement for PLUS.

License Agreement between Nikkei Digital Media, Inc. and Morgan Stanley.  As of the original issue date of the Buffered PLUS, we will have received the consent of Nikkei Digital Media, Inc. to use and refer to the Nikkei 225 Index in connection with the Buffered PLUS.  Nikkei Inc., the publisher of the Nikkei 225 Index, has the copyright to the Nikkei 225 Index.  All rights to the Nikkei 225 Index are owned by Nikkei Inc.  See “Annex A––Underlying Indices and Underlying Index Publishers Information—Nikkei 225 Index—License Agreement between Nikkei Digital Media, Inc. and Morgan Stanley” in the accompanying prospectus supplement for PLUS.

The iShares® FTSE/Xinhua China 25 Index Fund
The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company, that seeks investment results that correspond generally to the price and yield

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Buffered Performance Leveraged Upside SecuritiesSM

performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  iShares consists of numerous separate investment portfolios, including the iShares® FTSE/Xinhua China 25 Index Fund.  It is possible that this fund may not fully replicate the performance of the FTSE/Xinhua China 25 Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The iShares® S&P Latin America 40 Index Fund
The iShares® S&P Latin America 40 Index Fund is an exchange-traded fund managed by iShares, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Latin America 40 Index.  iShares consists of numerous separate investment portfolios, including the iShares® S&P Latin America 40 Index Fund.  It is possible that this fund may not fully replicate the performance of the S&P Latin America 40 Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

Information about the FXI Shares, the ILF Shares and iShares

This pricing supplement relates only to the Buffered PLUS offered hereby and does not relate to the FXI Shares or the ILF Shares.  We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraphs under the headings “The iShares® FTSE/Xinhua China 25 Index Fund” and “The iShares® S&P Latin America 40 Index Fund.”  In connection with the offering of the Buffered PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares, the FXI Shares or the ILF Shares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares, the FXI Shares or the ILF Shares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs under the headings “The iShares® FTSE/Xinhua China 25 Index Fund” and “The iShares® S&P Latin America 40 Index Fund”) that would affect the trading price of the FXI Shares or the ILF Shares (and therefore the price of the underlying shares at the time we price the Buffered PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares, the FXI Shares or the ILF Shares could affect the value received at maturity with respect to the Buffered PLUS and therefore the trading prices of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the FXI Shares or the ILF Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws.  As a prospective purchaser of the Buffered PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the FXI Shares or the ILF Shares.

iShares® is a registered trademark of Barclays Global Investors, N.A. (“BGI”).  The Buffered PLUS are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

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The FTSE/Xinhua China 25 Index

The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the Hong Kong Stock Exchange (“HKSE”).  “H-shares” are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the HKSE.  H-shares are quoted and traded in Hong Kong dollars and U.S. dollars.  “Red Chip” shares are securities of Hong Kong-incorporated companies listed and traded on the HKSE, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China.  “Red Chip” shares are quoted and traded in Hong Kong dollars and are available only to international investors and not to those from the People’s Republic of China.  For additional information about the FTSE/Xinhua China 25 Index, see “Annex A—Underlying Indices and Underlying Index Publishers Information—FTSE/Xinhua China 25 Index” in the accompanying prospectus supplement for PLUS.

The S&P Latin America 40® Index

The S&P Latin America 40 Index is intended to be a measure of the Latin American economy and includes the stocks that are among the largest in terms of market capitalization from companies located in Argentina, Brazil, Chile and Mexico.  Its 40 constituents capture approximately 70% of the total market capitalization of these four countries.  Prices for the S&P Latin America 40 Index are collected in local currencies and index values are released in U.S. dollars.  For additional information about the S&P Latin America 40 Index, see “Annex A––Underlying Indices and Underlying Index Publishers Information—S&P Latin America 40 Index” in the accompanying prospectus supplement for PLUS.

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Historical Information

The first graph below sets forth the basket performance for the period from October 8, 2004 through April 24, 2009.  The graph is calculated as if the basket had an initial value of 100 on October 8, 2004 (the inception date of the iShares FTSE/Xinhua China 25 Index Fund) and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the leverage on the Buffered PLUS, nor does it attempt to show your expected return on an investment in the Buffered PLUS.  The historical values of the basket should not be taken as an indication of its future performance.  The tables following the basket performance graph set forth the published high and low closing values and closing prices, as applicable, as well as end-of-quarter closing values and closing prices, as applicable, for each of the basket components for each quarter in the period from January 1, 2004 through April 24, 2009 (in the case of the iShares® FTSE/Xinhua China 25 Index Fund, from October 8, 2004 through April 24, 2009).  The related graphs set forth the daily closing values and closing prices, as applicable, for each of the basket components in the same period.  The closing values and closing prices, as applicable, of each of the basket components on April 24, 2009 were, (i) in the case of the SPX Index, 866.23, (ii) in the case of the FXI Shares, $32.32, (iii) in the case of the SX5E Index, 2,319.89, (iv) in the case of the ILF Shares, $29.79 and (v) in the case of the NKY Index, 8,707.99.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical values of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the basket closing value on the valuation date.

Basket Historical Performance October 8, 2004 to April 24, 2009

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S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter (through April 24, 2009)	869.60	811.08	866.23

The S&P 500® Index January 1, 2004 to April 24, 2009

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iShares® FTSE/Xinhua China 25 Index Fund (CUSIP 464287184)	High	Low	Period End
2004
Fourth Quarter (beginning October 8, 2004)	18.83	16.87	18.49
2005
First Quarter	19.27	17.33	18.20
Second Quarter	19.17	17.58	19.04
Third Quarter	21.93	18.94	21.41
Fourth Quarter	21.53	18.88	20.54
2006
First Quarter	24.85	21.00	24.76
Second Quarter	27.91	22.00	25.60
Third Quarter	27.35	24.48	27.12
Fourth Quarter	37.47	27.13	37.15
2007
First Quarter	38.80	30.55	34.14
Second Quarter	43.31	34.83	42.95
Third Quarter	60.70	39.91	60.00
Fourth Quarter	72.84	53.75	56.82
2008
First Quarter	59.25	41.23	45.05
Second Quarter	54.55	43.13	43.61
Third Quarter	47.20	30.88	34.47
Fourth Quarter	34.25	19.42	29.09
2009
First Quarter	31.56	22.80	28.53
Second Quarter (through April 24, 2008)	33.09	29.22	32.32

Shares of the iShares® FTSE/Xinhua China 25 Index Fund October 8, 2004 to April 24, 2009

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Dow Jones EURO STOXX 50® Index	High	Low	Period End
2004
First Quarter	2,959.71	2,702.05	2,787.49
Second Quarter	2,905.88	2,659.85	2,811.08
Third Quarter	2,806.62	2,580.04	2,726.30
Fourth Quarter	2,955.11	2,734.37	2,951.01
2005
First Quarter	3,114.54	2,924.01	3,055.73
Second Quarter	3,190.80	2,930.10	3,181.54
Third Quarter	3,429.42	3,170.06	3,428.51
Fourth Quarter	3,616.33	3,241.14	3,578.93
2006
First Quarter	3,874.61	3,532.68	3,853.74
Second Quarter	3,890.94	3,408.02	3,648.92
Third Quarter	3,899.41	3,492.11	3,899.41
Fourth Quarter	4,140.66	3,880.14	4,119.94
2007
First Quarter	4,272.32	3,906.15	4,181.03
Second Quarter	4,556.97	4,189.55	4,489.77
Third Quarter	4,557.57	4,062.33	4,381.71
Fourth Quarter	4,489.79	4,195.58	4,399.72
2008
First Quarter	4,339.23	3,431.82	3,628.06
Second Quarter	3,882.28	3,340.27	3,352.81
Third Quarter	3,445.66	3,142.73	3,248.92
Fourth Quarter	3,113.82	2,165.91	2,447.62
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter (through April 24, 2009)	2,341.15	2,097.57	2,319.89

Dow Jones EURO STOXX 50® Index January 1, 2004 to April 24, 2009

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Buffered Performance Leveraged Upside SecuritiesSM

iShares® S&P Latin America 40 Index Fund (CUSIP 464287390)	High	Low	Period End
2004
First Quarter	12.85	11.67	12.43
Second Quarter	12.89	9.96	11.61
Third Quarter	13.40	11.48	13.40
Fourth Quarter	16.06	13.21	16.06
2005
First Quarter	18.06	14.96	16.31
Second Quarter	18.68	15.65	18.55
Third Quarter	24.00	18.58	24.00
Fourth Quarter	26.09	21.18	24.49
2006
First Quarter	29.29	25.45	27.96
Second Quarter	32.30	22.66	27.26
Third Quarter	28.75	25.62	28.35
Fourth Quarter	34.07	27.99	33.88
2007
First Quarter	36.09	31.48	35.56
Second Quarter	44.10	36.08	42.51
Third Quarter	48.15	36.11	48.15
Fourth Quarter	53.21	45.28	49.63
2008
First Quarter	54.19	43.25	50.34
Second Quarter	60.83	52.25	54.83
Third Quarter	53.60	34.75	38.63
Fourth Quarter	38.16	19.59	25.47
2009
First Quarter	28.90	21.64	25.64
Second Quarter (through April 24, 2009)	30.09	26.56	29.79

iShares® S&P Latin America 40 Index Fund January 1, 2004 to April 24, 2009

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Nikkei 225 Index	High	Low	Period End
2004
First Quarter	11,770.65	10,365.40	11,715.39
Second Quarter	12,163.89	10,505.05	11,858.87
Third Quarter	11,896.01	10,687.81	10,823.57
Fourth Quarter	11,488.76	10,659.15	11,488.76
2005
First Quarter	11,966.69	11,238.37	11,668.95
Second Quarter	11,874.75	10,825.39	11,584.01
Third Quarter	13,617.24	11,565.99	13,574.30
Fourth Quarter	16,344.20	13,106.18	16,111.43
2006
First Quarter	17,059.66	15,341.18	17,059.66
Second Quarter	17,563.37	14,218.60	15,505.18
Third Quarter	16,385.96	14,437.24	16,127.58
Fourth Quarter	17,225.83	15,725.94	17,225.83
2007
First Quarter	18,215.35	16,642.25	17,287.65
Second Quarter	18,240.30	17,028.41	18,138.36
Third Quarter	18,261.98	15,273.68	16,785.69
Fourth Quarter	17,458.98	14,837.66	15,307.78
2008
First Quarter	14,691.41	11,787.51	12,525.54
Second Quarter	14,489.44	12,656.42	13,481.38
Third Quarter	13,603.31	11,259.86	11,259.86
Fourth Quarter	11,368.26	7,162.90	8,859.56
2009
First Quarter	9,239.24	7,054.98	8,109.53
Second Quarter (through April 24, 2009)	8,964.11	8,351.91	8,707.99

Nikkei 225 Index January 1, 2004 to April 24, 2009

April 2009	Page 20

Buffered PLUS based on a Basket of Equity Indices and Shares due April 30, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

April 2009	Page 21